Exhibit 99.1

News Release

Contact:

John P. Jordan

Vice President, Chief Financial Officer and Treasurer

800-343-4039

ALOT@investorrelations.com

AstroNova Reports Record Net Sales for Second Quarter Fiscal 2017; Diluted EPS of $0.17

Board of Directors Declares Regular Cash Dividend of $0.07 per Share

Quarterly Highlights:

•	Net sales increased 6% to a record $25.3 million

•	Record international sales, up 16% on growth in Asia and Europe

•	Net income up 11% to $1.3 million

•	EBITDA up 4% to $2.4 million

WEST WARWICK, R.I., August 24, 2016 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today reported financial results for the fiscal 2017 second quarter ended July 30, 2016.

“We delivered record sales and higher earnings with strong free cash flow in the second quarter, as both our Product Identification and Test & Measurement segments grew year-over-year,” said Gregory A. Woods, the Company’s President and Chief Executive Officer. “Our global sales expansion initiatives, accelerated product innovation process and operating efficiencies are beginning to produce measurable results across the Company.”

Net sales for the second quarter were $25.3 million, an increase of 6% from $23.9 million for the prior-year period. Sales in the Product Identification segment were up 3% to $17.6 million from $17.1 million in the second quarter of fiscal 2016. Sales in the Test & Measurement segment increased 13% to $7.7 million from $6.8 million in the comparable period of fiscal 2016. Domestic sales increased 2% to $17.6 million from $17.3 million a year earlier, while international sales climbed 16% to a new record of $7.7 million compared with $6.6 million in the prior-year period.

“We continue expanding our worldwide distribution channels with the addition of branch offices and dealers in key regions,” Woods said. “Since the end of the fiscal first quarter we opened our first direct sales offices in India and Spain and added dealers in Latin America, Southeast Asia, Europe and Canada.”

Net income for the second quarter of fiscal 2017 was $1.3 million, or $0.17 per diluted share, compared with $1.2 million, or $0.16 per diluted share, for the same period a year earlier.

Operating expenses for the fiscal 2017 second quarter were $8.6 million, compared with $8.0 million for the year-earlier period, due to higher research and development and administrative expenses primarily related to the Company’s rebranding initiative.

Cash and marketable securities ended the quarter at $23.8 million, compared with cash and marketable securities of $20.4 million at year-end fiscal 2016.

Recent Highlights

•	AstroNova was selected by The Boeing Company to provide the ToughWriter® 5 model flight deck printer for its B777X aircraft. The multi-year agreement covers flight deck printers for the Boeing 777X family, which includes the 777-8 and 777-9. AstroNova will manufacture the printers at its AstroNova Aerospace production facilities in West Warwick, Rhode Island.

•	The Company received the 2015 Boeing Performance Excellence Award for superior supplier performance in areas including on-time delivery and quality.

•	AstroNova received the Outstanding Worksite Health Award from Blue Cross & Blue Shield of Rhode Island (BCBSRI) and the Greater Providence Chamber of Commerce (the Chamber) for effective programs encouraging employee health and well-being.

Board Declares Quarterly Dividend

On August 22, 2016, the Board of Directors of AstroNova, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on September 23, 2016, to shareholders of record on September 16, 2016.

Business Outlook

“AstroNova has executed successfully through the first two quarters of fiscal 2017, and we are positioned to continue our momentum in the second half of the year,” Woods said. “Propelled by a pipeline of new products, an expanding international presence and a healthy balance sheet, we continue to execute on our strategic priorities.”

Fiscal 2017 Second-Quarter Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. Investors can participate in the conference call by dialing 888-397-5339 (U.S. and Canada) or 719-325-2219 (International) with passcode 883390.

Please join the call at least five minutes prior to the start time. You can also hear a live webcast of the call by accessing the Investors section of AstroNova’s website, www.astronovainc.com.

Following the live broadcast, an audio webcast replay of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 5117254.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release contains the non-GAAP financial measures earnings before interest, taxes, depreciation and amortization (EBITDA) and free cash flow, which the Company defines as net cash from operating activities less capital expenditures. The Company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of changes in the Company’s core operating results, and also can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. These measures also are used by the Company’s management to assist with their financial and operating decision-making.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated consumables that allow customers to mark, track, and enhance the appearance of their products. Major brands include QuickLabel®, the industry leader in onsite digital color label printing. The Test and Measurement segment includes the T&M Product Group, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The Test and Measurement segment also includes a line of Aerospace Products such as printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information, and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Consolidated Statements of Income

Amounts in thousands except for per share amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net Sales	$25,339	$23,938	$49,449	$46,144
Cost of Sales	15,034	14,092	29,671	27,268
Gross Profit	10,305	9,846	19,778	18,876
	40.7%	41.1%	40.0%	40.9%
Operating Expenses:

Selling & Marketing	4,777	4,664	9,608	8,992
Research & Development	1,755	1,565	3,199	3,361
General & Administrative	2,025	1,783	3,676	3,241

	8,557	8,012	16,483	15,594

Operating Income	1,748	1,834	3,295	3,282
	6.9%	7.7%	6.7%	7.1%

Other Income (Expense), Net	40	21	(12)	254

Income Before Taxes	1,788	1,855	3,283	3,536

Income Tax Provision	496	687	972	1,158

Net Income	$1,292	$1,168	$2,311	$2,378

Net Income per Common Share - Basic	$0.17	$0.16	$0.31	$0.33

Net Income per Common Share - Diluted	$0.17	$0.16	$0.31	$0.32

Weighted Average Number of Common Shares - Basic	7,418	7,278	7,388	7,269
Weighted Average Number of Common Shares - Diluted	7,587	7,469	7,560	7,459

Dividends Declared Per Common Share	$0.07	$0.07	$0.14	$0.14

Selected Consolidated Balance Sheet Data

Amounts in $000s

	As of July 30, 2016 (Unaudited)	As of January 31, 2016

Cash & Marketable Securities	23,764	20,419

Current Assets	58,525	54,514

Total Assets	80,862	77,963

Current Liabilities	10,484	9,548

Shareholders’ Equity	69,328	67,373

Reconciliation of Income Before Taxes to EBITDA

Amounts in $000s

(Unaudited)

	Three Months Ended
	July 30, 2016	August 1, 2015
Income Before Taxes	1,788	1,855

Depreciation and Amortization	631	479

Interest	(18)	(17)

EBITDA	2,401	2,317

Reconciliation of Cash Provided by Operations to Free Cash Flow

Amounts in $000s

(Unaudited)

	Six Months Ended
	July 30, 2016	August 1, 2015
Net Cash Provided by Operating Activities	4,383	4,159

Expenditures for Property, Plant and Equipment	(377)	(1,291)

Free Cash Flow	4,006	2,868